UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2025

INMUNE BIO INC.
(Exact name of registrant as specified in charter)

Nevada	001-38793	47-5205835
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

225 NE Mizner Blvd., Suite 640, Boca Raton, Florida 33432

(Address of Principal Executive Offices) (Zip Code)

(561) 710-0512

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per shares	INMB	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mart if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Moss Employment Agreement

On November 26, 2025, INmune Bio Inc. (the “Company”) and David J. Moss, the Company’s President and Chief Executive entered into an employment agreement. Pursuant to the employment agreement, beginning on November 1, 2025, Mr. Moss will be paid a base salary of $500,000 per annum and is eligible to receive an annual discretionary bonus with a target amount of 50% of his annual base salary, prorated for the number of days employed during the applicable calendar year.

Mr. Moss was also granted an option to purchase 800,000 shares of the Company’s common stock under the Second Amended and Restated INmune Bio Inc. 2021 Stock Incentive Plan (as amended from time to time, the “Plan”). Upon a Change of Control (as defined in the Plan), any unvested portion of the option will become immediately vested and exercisable, subject to Mr. Moss’s continued service up to the closing date of the Change of Control.

In the event of an Involuntary Termination (as defined in the employment agreement), Mr. Moss will be entitled to receive (i) 18 months of his base salary, paid in accordance with the Company’s regular payroll, (ii) a prorated annual bonus, and (iii) payment of COBRA premiums (or a taxable equivalent payment) for up to 18 months, in each case subject to his execution and non-revocation of a separation agreement and release of claims.

Ellspermann Employment Agreement

On November 26, 2025, the Company and Cory Ellspermann, the Company’s Chief Financial Officer entered into an employment agreement. Pursuant to the employment agreement, beginning on November 1, 2025, Mr. Ellspermann will be paid a base salary of $275,000 per annum and is eligible to receive an annual discretionary bonus with a target amount of 40% of his annual base salary.

Mr. Ellspermann was also granted an option to purchase 300,000 shares of the Company’s common stock under the Plan. Upon a Change of Control (as defined in the Plan), any unvested portion of the option will become immediately vested and exercisable, subject to Mr. Ellspermann’s continued service up to the closing date of the Change of Control.

In the event of an Involuntary Termination (as defined in the employment agreement) Mr. Ellspermann will be entitled to receive (i) 18 months of his base salary, paid in accordance with the Company’s regular payroll, (ii) a prorated annual bonus, and (iii) payment of COBRA premiums (or a taxable equivalent payment) for up to 18 months, in each case subject to his execution and non-revocation of a separation agreement and release of claims.

Lowdell Employment Agreement

On November 26, 2025, INmune Bio International Limited, a wholly owned subsidiary of the Company (the “Subsidiary”), entered into an employment agreement with Mark Lowdell, who currently serves as the Chief Scientific Officer of the Company, effective November 1, 2025.

Under the employment agreement, Mr. Lowdell continues to serve as Chief Scientific Officer of both the Subsidiary and the Company. Mr. Lowdell remains an employee of the Subsidiary and may perform services for the Company under a secondment arrangement if such services exceed reasonable time commitments. All compensation and benefits will be paid by the Subsidiary, which may recharge costs to the Company as appropriate.

Under the employment agreement, Mr. Lowdell will receive a base salary of £300,000 per annum, payable monthly in arrears, and will be eligible to be considered for an annual discretionary bonus of up to 20% of base salary, subject to performance criteria established by the Board. Mr. Lowdell is eligible to participate in the Subsidiary’s pension scheme and other employee benefit programs available to senior personnel.

Either party may terminate employment upon three (3) months’ written notice, or payment in lieu of notice by the Subsidiary. The Subsidiary may terminate employment without notice for gross misconduct or other grounds under English law. If the Subsidiary terminates Mr. Lowdell’s employment other than for cause, death, or permanent disability, Mr. Lowdell is entitled to severance equal to 18 months of base salary, subject to statutory deductions and conditioned on Mr. Lowdell’s timely execution of a release of claims. The severance is inclusive of statutory or contractual notice pay or other termination entitlements.

The employment agreement includes customary confidentiality, inventions, and intellectual property assignment obligations, as well as provisions requiring the return of Company property and compliance with Company policies. Mr. Lowdell is entitled to indemnification to the fullest extent permitted by law and under the organizational documents of the Subsidiary and the Company.

The foregoing summaries of the employment agreements of Messrs. Moss, Ellspermann and Lowdell are qualified in their entirety by reference to the full text of such agreements, which are filed as Exhibits 10.1, 10.2 and 10.3, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Employment Agreement, dated November 26, 2025, between INmune Bio Inc. and David Moss
10.2	Employment Agreement, dated November 26, 2025, between INmune Bio Inc. and Cory Ellspermann
10.3	Employment Agreement, dated November 26, 2025, between INmune Bio International Limited and Mark Lowdell
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INMUNE BIO INC.

Date: November 28, 2025	By:	/s/ David Moss
David Moss
Chief Executive Officer

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